Exhibit 99.1

For Immediate Release

Waterside Capital Corporation
2505 Cheyne Walk
Virginia Beach, VA 23454

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley Chief Executive Officer (757) 672-2778 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (703) 927-1219 julie.stroh@watersidecapital.com

Waterside Capital Corporation Announces Updated Position on SBA Action

VIRGINIA BEACH, VIRGINIA - December 27, 2013 -  Waterside Capital Corporation (OTC: WSCC) (the “Company”), a Small Business Investment Company, is a party, as previously disclosed, to a Loan Agreement (the “Loan Agreement”) with the United States Small Business Administration (the “SBA”).  Under the terms of the Loan Agreement, the Company’s then existing debentures were repurchased effective September 1, 2010 by the SBA and a new debt instrument was put into place. The Company’s debt to the SBA matured March 31, 2013.

As disclosed in the Company’s Form 8-K filed with the U. S. Securities and Exchange Commission (the “SEC”) on November 29, 2013 (the “Form 8-K”), the Company learned on November 28, 2013 that the SBA had filed a complaint in the United States District Court for the Eastern District of Virginia on November 20, 2013 seeking, among other things, receivership for the Company and a judgment in the amount outstanding under the Loan Agreement plus continuing interest (the “Complaint”). See the Form 8-K filed with the SEC for additional description of the Complaint and related matters.

In the Form 8-K, the Company stated that it did not intend to contest the actions of the SBA. The Board of Directors of the Company has now further studied the Complaint.  Moreover, as a result of discussions with the SBA, a review of the Company's actions since 2010, and additional substantive discussions with its advisors, the Company has re-evaluated its initial position. As a result, the Company will take steps to contest the Complaint. There can be no assurance that the Company will be successful in contesting the Complaint or otherwise impacting the timing, circumstances or consequences of the SBA’s request that it be named permanent receiver of the Company for the purpose of liquidating all of the Company’s assets and satisfying the claims of its creditors.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $11.8 million of loans and investments in 9 companies located primarily in the Mid-Atlantic region.  Waterside Capital’s individual investments range from $500,000 to over $3 million.  Visit Waterside's web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” that involve a number of risks and uncertainties, including the SBA’s plans regarding the event of default and the Company’s inability to predict whether the receivership will result in value to the Company’s shareholders (within the meaning of the Private Securities Litigation Reform Act of 1995). It is possible that the assumptions made by management in this press release may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with the performance of the Company's portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.